Exhibit 99.1

Contact: J. Todd Scruggs, Executive Vice President and CFO

(434) 846-2000 tscruggs@bankofthejames.com

For Immediate Release

Bank of the James Financial Group, Inc. To Determine Impairment Charge

for Fannie Mae Holdings

Lynchburg, Va, September 18, 2008………On September 7, 2008, the U.S. Treasury, the Federal Reserve and the Federal Housing Finance Agency (FHFA) announced that FHFA was placing Fannie Mae and Freddie Mac under federal conservatorship. Bank of the James Financial Group, Inc. (the “Company”), the bank holding company for Bank of the James (the “Bank”), believes that these actions will adversely impact the value of the Bank’s holdings of preferred stock issued by Fannie Mae.

At September 18, 2008, the Company held preferred securities issued by Fannie Mae, with a par value of $2,000,000 and book value of approximately $1,900,000. These securities are currently trading at less than five percent of par value. In light of the significant decline in the market value of these securities resulting from the takeover of Fannie Mae and Freddie Mac, the Company is actively working to determine the extent of the impairment that could be incurred on these securities. As it is unclear at this time if the value of the securities will improve, the Company expects, in accordance with FAS 115, to record a non-cash other-than-temporary impairment charge on these investments during the quarter ending September 30, 2008, based on the then existing fair market value of the Fannie Mae preferred stock owned by the Bank. Based on the current fair market value, the Bank estimates that the charge will be between $1,700,000 and $1,900,000.

Robert R. Chapman III, the Company’s President and CEO explained that the Bank purchased shares of Fannie Mae for several reasons. First, the favorable regulatory risk rating assigned to the stock made the investment attractive. Second, the Fannie Mae stock provided the Bank with a consistent and reliable source of income by paying a regular dividend. Third, the Fannie Mae dividends received favorable tax treatment.

Mr. Chapman stated, “The charge against earnings is mandated by generally accepted accounting principals. Although we are disappointed that we must take this charge, it is important to keep this charge in its proper context. Specifically,

•	the charge does not impact our cash position;

•	our total investment in Fannie Mae stock represents less than 1% of our total assets and was less than our net earnings in 2007;

•	our core earnings, that is the earnings from our banking business, remain consistent with our strategic plan;

•	we do not have any direct exposure to the subprime housing market;

•

we will remain “well-capitalized” under regulatory standards. Management has calculated the potential impact of this charge on our capital, and even assuming that the full value of the securities must be written down, the Company and the Bank will both remain “well-capitalized” under regulatory standards. The charge will not affect the safety and soundness of our institution or the ability of the Bank to continue to serve our customers.”

In assessing the impact on the Bank, Mr. Chapman noted that, “Going forward,

•	the charge against earnings will not impact our ability to execute our strategic plan;

•	our plans to open new branches in the City of Bedford and the Town of Altavista remain on track; and

•	we remain ready to make loans to qualified borrowers.”

Mr. Chapman continued “As a result of our stock offering that concluded in December 2006 and our past several years of profitable operations, we are positioned to absorb this write-down and to continue with our goal of becoming the preeminent financial institution in Region 2000.”

Neither the Bank nor any of its affiliates hold any common or any other equity securities issued by Fannie Mae or Freddie Mac.

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc., currently operates seven full service locations as well as mortgage origination offices in Forest and Moneta, Virginia. BOTJ Investment Group, Inc., also a wholly owned subsidiary of Bank of the James Financial Group, Inc. operates one investment services office within the Bank’s Church Street office. Bank of the James Financial Group, Inc. common stock is quoted on the Over The Counter Bulletin Board under the symbol “BOJF” (some web sites require BOJF.OB to quote).

# # #

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by Bank of the James (the “Bank”), a subsidiary of Bank of the James Financial Group, Inc. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

# # #